Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of December 31, 2008, by and between B&G FOODS, INC. (hereinafter the “Corporation”) and VANESSA E. MASKAL (hereinafter “Maskal”).

WHEREAS, Maskal and the Corporation entered into that certain Employment Agreement, dated as of March 6, 2007 (the “Original Agreement”);

WHEREAS, Maskal and the Corporation desire to amend and restate the Original Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, the Corporation and Maskal agree with each other to amend and restate the Original Agreement, and the Original Agreement is hereby amended and restated in its entirety as follows

1.                                       Effective Date.  For purposes of this Agreement, the “Effective Date” shall mean December 31, 2008.

2.                                       Employment. Maskal will render full-time professional services to the Corporation and, as directed by the Corporation, to its subsidiaries or other Affiliates (as defined in Paragraph 3 below), in the capacity of Executive Vice President of Sales and Marketing under the terms and conditions of this Agreement.  She will at all times, faithfully, industriously and to the best of her ability, perform all duties that may be required of her by virtue of her position as Executive Vice President of Sales and Marketing and in accordance with the directions and mandates of the Board of Directors of the Corporation.  It is understood that these duties shall be substantially the same as those of an executive vice president of sales and marketing of a similar business corporation engaged in a similar enterprise. Maskal is hereby vested with authority to act on behalf of the Corporation in keeping with policies adopted by the Board of Directors, as amended from time to time.  Maskal shall report to the President and Chief Executive Officer (hereinafter the “Chief Executive Officer”) and the Board of Directors.

3.                                       Services to Subsidiaries or Other Affiliates. The Corporation and Maskal understand and agree that if and when the Corporation so directs, Maskal shall also provide services to any subsidiary or other Affiliate (as defined below) by virtue of her employment under this Agreement.  If so directed, Maskal agrees to serve as Executive Vice President of Sales and Marketing of such subsidiary or other Affiliate of the Corporation, as a condition of her employment under this Agreement, and upon the termination of her employment under this Agreement, Maskal shall no longer provide such services to the subsidiary or other Affiliate. The parties recognize and agree that Maskal shall perform such services as part of her overall professional services to the Corporation but that in certain circumstances approved by the Corporation she may receive additional compensation from such subsidiary or other Affiliate.  For purposes of this Agreement, an “Affiliate” is any corporation or other entity that is controlled by, controlling or under common control with the Corporation. “Control” means the direct or indirect beneficial ownership of at least fifty (50%) percent interest in the income of such corporation or entity, or the power to elect at least fifty (50%) percent of the directors of such corporation or entity, or such other relationship which in fact constitutes actual control.

4.                                       Term of Agreement. The initial term of Maskal’s employment under this Agreement shall commence on the Effective Date and end on December 31, 2010; provided that unless notice of termination has been provided in accordance with Paragraph 7(a) at least sixty (60) days prior to the expiration of the initial term or any additional twelve (12) month term (as provided below), or unless this Agreement is otherwise terminated in accordance with the terms of this Agreement, this Agreement shall automatically be extended for additional twelve (12) month periods (the “Term”).

5.                                       Base Compensation. During the Term, in consideration for the services as Executive Vice President of Sales and Marketing required under this Agreement, the Corporation agrees to pay Maskal an annual base salary of Two Hundred Fifty-Five Thousand Dollars ($255,000), or such higher figure as may be determined at an annual review of her performance and compensation by the Compensation Committee of the Board of Directors.  The annual review of Maskal’s base salary shall be conducted by the Compensation Committee of the Board of Directors within a reasonable time after the end of each fiscal year of the Corporation and any increase shall be retroactive to January 1st of the then current Agreement year. The amount of annual base salary shall be payable in equal installments consistent with the Corporation’s payroll payment schedule for other executive employees of the Corporation. Maskal may choose to select a portion of her compensation to be paid as deferred income through qualified plans or other programs consistent with the policy of the Corporation and subject to any and all applicable federal, state or local laws, rules or regulations.

6.                                       Other Compensation and Benefits. During the Term, in addition to her base salary, the Corporation shall provide Maskal the following:

(a)                                  Incentive Compensation. Maskal shall participate in the Company’s annual bonus plan (the “Annual Bonus Plan”), as shall be adopted and/or modified from time to time by the Board of Directors or the Compensation Committee. Annual Bonus Plan awards are calculated as a percentage of Maskal’s base salary on the last day of the Annual Bonus Plan performance period. The percentages of base salary that Maskal is eligible to receive based on performance range from 0% at “Threshold” to 35% at “Target” and to 70% at “Maximum,” as such terms are defined in the Annual Bonus Plan.  Annual Bonus Plan awards are payable no later than the 15th day of the third month following the end of each fiscal year of the Corporation.  In addition, Maskal shall be eligible to participate in all other incentive compensation plans, if any, that may be adopted by the Corporation from time to time and with respect to which the other executive employees of the Corporation are eligible to participate.

(b)                                 Vacation. Maskal shall be entitled to four (4) weeks of compensated vacation time during each year, to be taken at times mutually agreed upon between her and the Chief Executive Officer of the Corporation.  Vacation accrual shall be limited to the amount stated in the Corporation’s policies currently in effect, as amended from time to time.

(c)                                  Sick Leave and Disability. Maskal shall be entitled to participate in such compensated sick leave and disability benefit programs as are offered to the Corporation’s other executive employees.

(d)                                 Medical and Dental Insurance. Maskal, her spouse, and her dependents, shall be entitled to participate in such medical and dental insurance programs as are provided to the Corporation’s other executive employees.

(e)                                  Executive Benefits And Perquisites. Maskal shall be entitled to receive all other executive benefits and perquisites to which all other executive employees of the Corporation are entitled.

(f)                                    Automobile and Cellular Phone. The Corporation agrees to provide Maskal with a monthly automobile allowance of $833.33 and to provide for the use by Maskal of a cellular telephone at the Corporation’s expense.

(g)                                 Liability Insurance. The Corporation agrees to insure Maskal under the appropriate liability insurance policies, in accordance with the Corporation’s policies and procedures, for all acts done by her within the scope of her authority in good faith as Executive Vice President of Sales and Marketing throughout the Term.

(h)                                 Professional Meetings and Conferences. Maskal will be permitted to be absent from the Corporation’s facilities during working days to attend professional meetings and to attend to such outside professional duties as have been mutually agreed upon between her and the Chief Executive Officer of the Corporation.  Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. The Corporation shall reimburse Maskal for all reasonable expenses incurred by her incident to attendance at approved professional meetings, and such reasonable entertainment expenses incurred by Maskal in furtherance of the Corporation’s interests; provided, however, that such reimbursement is approved by the Chief Executive Officer of the Corporation.

(i)                                     Professional Dues. The Corporation agrees to pay dues and expenses to professional associations and societies and to such community and service organizations of which Maskal is a member provided such dues and expenses are approved by the Chief Executive Officer as being in the best interests of the Corporation.

(j)                                     Life Insurance. The Corporation shall provide Maskal with life insurance coverage on the same terms as such coverage is provided to all other executive employees of the Corporation.

(k)                                  Business Expenses. The Corporation shall reimburse Maskal for reasonable expenses incurred by her in connection with the conduct of business of the Corporation and its subsidiaries or other Affiliates.

7.                                       Termination Without Cause.

(a)                                  By the Corporation. The Corporation may, in its discretion, terminate Maskal’s employment hereunder without cause at any time upon sixty (60) days prior written notice or at such later time as may be specified in said notice.  Except as otherwise provided in this Agreement, after such termination, all rights, duties and obligations of both parties shall cease.

(i)                                     Upon the termination of employment pursuant to subparagraph (a) above, subject to the terms in subparagraph (ii) and Paragraph 9 below and the requirements of Paragraph 10 below, in addition to all accrued and vested benefits payable under the Corporation’s employment and benefit policies, including, but not limited to, unpaid Annual Bonus Awards and any other incentive compensation awards earned under the Annual Bonus Plan or any other incentive compensation plan for any completed performance periods, Maskal shall be provided with the following Salary Continuation and Other Benefits (as defined below) for the duration of the Severance Period (as defined below):  (1) salary continuation payments for each year of the Severance Period in an amount per year equal to 135% of her then current annual base salary (“Salary Continuation”), which Salary Continuation shall be paid in the same manner and pursuant to the same payroll procedures that were in effect prior to the effective date of termination; (2) continuation of medical, dental, life insurance and disability insurance for her, her spouse and her dependents, during the Severance Period, as in effect on the effective date of termination (“Other Benefits”), or if the continuation of all or any of the Other Benefits is not available because of her status as a terminated employee, a payment equal to the market value of such excluded Other Benefits; (3) if allowable under the Corporation’s qualified pension plan in effect on the date of termination, credit for additional years of service during the Severance Period; and (4) outplacement services of an independent third party, mutually satisfactory to both parties, until the earlier of one year after the effective date of termination, or until she obtains new employment; the cost for such service will be paid in full by the Corporation.  For purposes of this Agreement (except for Paragraph 9 below), the “Severance Period” shall mean the period from the date of termination of employment to the first (1st) anniversary of the date of such termination.

(ii)                                  Subject to Paragraph 10 below, in the event Maskal accepts other employment during the Severance Period, the Corporation shall continue the Salary Continuation in force until the end of the Severance Period. All Other Benefits described in subparagraph (i)(2) and the benefit set forth in (i)(3), other than all accrued and vested benefits payable under the Corporation’s employment and benefit policies, shall cease.

(iii)                               Maskal shall not be required to seek or accept any other employment. Rather, the election of whether to seek or accept other employment shall be solely within Maskal’s discretion. If during the Severance Period Maskal is receiving all or any part of the benefits set forth in subparagraph (i) above and she should die, then Salary Continuation remaining during the Severance Period shall be paid fully and completely to her spouse or such individual designated by her or if no such person is designated to her estate.

(b)                                 Release. The obligation of the Corporation to provide the Salary Continuation and Other Benefits described in subparagraph (a) above is contingent upon and subject to the execution and delivery by Maskal of a general release, in form and substance satisfactory to Maskal and the Corporation.  The Corporation will provide Maskal with a copy of a general release satisfactory to the Corporation simultaneously with or as soon as administratively practicable following the delivery of the notice of termination provided in Section 7(a), or at or as soon as administratively practicable following the expiration of the Corporation’s right to cure provided in Section 7(d) or Section 9, but not later than twenty-one (21) days before the date payments are required to be begin under Section 7(a).  Maskal shall deliver the executed release to the Corporation eight days before the date payments are required to begin under Section 7(a).

Without limiting the foregoing, such general release shall provide that for and in consideration of the above Salary Continuation and Other Benefits, Maskal releases and gives up any and all claims and rights ensuing from her employment and termination with the Corporation, which she may have against the Corporation, a subsidiary or other Affiliate, their respective trustees, officers, managers, employees and agents, arising from or related to her employment and/or termination.  This releases all claims, whether based upon federal, state, local or common law, rules or regulations.  Such release shall survive the termination or expiration of this Agreement.

(c)                                  Voluntary Termination.  Should Maskal in her discretion elect to terminate this Agreement, she shall give the Corporation at least sixty (60) days prior written notice of her decision to terminate. Except as otherwise provided in this Agreement, at the end of the sixty (60) day notice period, all rights, duties and obligations of both parties to the Agreement shall cease, except for any and all accrued and vested benefits under the Corporation’s existing employment and benefit policies, including but not limited to, unpaid incentive compensation awards earned under the Annual Bonus Plan or any other incentive compensation plan for any completed performance periods. At any time during the sixty (60) day notice period, the Corporation may pay Maskal for the compensation owed for said notice period and in any such event Maskal’s employment termination shall be effective as of the date of the payment.

(d)                                 Alteration of Duties.  If the Board of Directors of the Corporation or the Chief Executive Officer, in either of their sole discretion, takes action which substantially changes or alters Maskal’s authority or duties so as to effectively prevent her from performing the duties of the Executive Vice President of Sales and Marketing as defined in this Agreement, or requires that her office be located at and/or principal duties be performed at a location more than forty-five (45) miles from the present Corporation office located in Parsippany, New Jersey, then Maskal may, at her option and upon written notice to the Board of Directors within thirty (30) days after the Board’s or Chief Executive Officer’s action, consider herself terminated without cause and entitled to the benefits set forth in Section 7(a), unless within thirty (30) days after delivery of such notice, Maskal’s duties have been restored.

(e)                                  Disability.

(i)                                     The Corporation, in its sole discretion, may terminate Maskal’s employment upon her Total Disability. In the event she is terminated pursuant to this subparagraph, she shall be entitled to the benefits set forth in Section 7(a), provided however, that the annual base salary component of Salary Continuation shall be reduced by any amounts paid to Maskal under any disability benefits plan or insurance policy. For purposes of this Agreement, the term “Total Disability” shall mean death or any physical or mental condition which prevents Maskal from performing her duties under this contract for at least four (4) consecutive months. The determination of whether or not a physical or mental condition would prevent Maskal from the performance of her duties shall be made by the Board of Directors in its discretion. If requested by the Board of Directors, Maskal shall submit to a mental or physical examination by an independent physician selected by the Corporation and reasonably acceptable to her to assist the Board of Directors in its determination, and her acceptance of such physician shall not be unreasonably withheld or delayed.  Failure to comply with this request shall prevent her from challenging the Board’s determination.

(f)                                    Retirement. The Corporation, in its sole discretion, may establish a retirement policy for its executive employees, including Maskal, which includes the age for mandatory retirement from employment with the Corporation. Upon the termination of employment pursuant to such retirement policy, all rights and obligations under this Agreement shall cease, except that Maskal shall be entitled to any and all accrued and vested benefits under the Corporation’s existing employment and benefits policies, including but not limited to unpaid incentive compensation awards earned under the Annual Bonus Plan or any other incentive compensation plan for any completed performance periods.

(g)                                 Other Payments.  If Maskal is liable for the payment of any excise tax (the “Excise Tax”) pursuant to section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or like provision, with respect to any payment or property transfers received or to be received under this Agreement or otherwise, the Corporation shall pay Maskal an amount (the “Special Reimbursement”) which, after payment of any federal, state and local taxes, including any further excise tax under Code section 4999, with respect to or resulting from the Special Reimbursement, would place Maskal in the same economic position that she would have enjoyed if the Excise Tax had not applied to such payments.  The Special Reimbursement shall be paid as soon as practicable following final determination of the amount of the Excise Tax, but in no event later than the last day of Maskal’s taxable year following the taxable year for which the Excise Tax is due.

8.                                       Termination for Cause. Maskal’s employment under this Agreement may be terminated by the Corporation, immediately upon written notice in the event and only in the event of the following conduct:  conviction of a felony or any other crime involving moral turpitude, whether or not relating to Maskal’s employment; habitual unexcused absence from the facilities of the Corporation; habitual substance abuse; willful disclosure of material confidential information of the Corporation and/or its subsidiaries or other Affiliates; intentional violation of conflicts of interest policies established by the Board of Directors; wanton or willful failure to comply with the lawful written directions of the Board or other superiors; and willful misconduct or gross negligence that results in damage to the interests of the Corporation and its subsidiaries or other Affiliates. Should any of these situations occur, the Board of Directors and/or the Chief Executive Officer will provide Maskal written notice specifying the effective date of such termination. Upon the effective date of such termination, any and all payments and benefits due Maskal under this Agreement shall cease except for any accrued and vested benefits payable under the Corporation’s employment and benefit policies, including any unpaid amounts owed under the Annual Bonus Plan or any other incentive compensation plan.

9.                                       Major Transaction. If, during the Term, the Corporation consummates a Major Transaction and Maskal is not the Executive Vice President of Sales and Marketing with duties and responsibilities substantially equivalent to those described herein and/or is not entitled to substantially the same benefits as set forth in this Agreement, then Maskal shall have the right to terminate her employment under this Agreement and shall be entitled to the benefits set forth in Section 7(a), except that the Severance Period shall mean the period from the date of termination of employment to the second (2nd) anniversary of the date of such termination.  Maskal shall provide the Corporation with written notice of her desire to terminate her employment under this Agreement pursuant to this Paragraph within ninety (90) days of the effective date of the Major Transaction and the Severance Period shall commence as of the effective date of the termination of this Agreement, provided the Corporation has not corrected the basis for such notice within thirty (30) days after delivery of such notice and further provided that the effective date of termination of this Agreement shall not be more than one year following the effective date of the Major Transaction.  For purposes of this Paragraph, “Major Transaction” shall mean the sale of all or substantially all of the assets of the Corporation, or a merger, consolidation, sale of stock or similar transaction or series of related transactions whereby a third party (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership, directly or indirectly, of securities of the Corporation representing over fifty percent (50%) of the combined voting power of the Corporation; provided, however, that a Major Transaction shall not in any event include a direct or indirect public offering of securities of the Corporation, its parent or other Affiliates.

10.                                 Non-Competition.  Maskal agrees that during (i) the Term; (ii) the one (1) year period following the effective date of termination of this Agreement by Maskal pursuant to Paragraph 7(c) (Voluntary Termination); and (iii) the one (1) year period following the effective date of termination by the Corporation pursuant to Paragraph 8 (Termination For Cause), she shall not, directly or indirectly, be employed or otherwise engaged to provide services to any food manufacturer operating in the United States of America which is directly competitive with any significant activities conducted by the Corporation or its subsidiaries or other Affiliates whose principal business operations are in the United States of America.  Maskal agrees that her entitlement to the benefits set forth in Section 7(a) above is contingent upon her compliance with the requirements of this Paragraph.

11.                                 Confidentiality of Information. Maskal recognizes and acknowledges that during her employment by the Corporation, she will acquire certain proprietary and confidential information relating to the business of the Corporation and its subsidiaries or other Affiliates (the “Information”). Maskal agrees that during the term of her employment under this Agreement and thereafter, for any reason whatsoever, she shall not, directly or indirectly, except in the proper course of exercising her duties under this Agreement, use for her or another third party’s benefit, disclose, furnish, or make available to any person, association or entity, the Information. In the event of a breach or threatened breach by Maskal of the provisions of this Paragraph, the Corporation shall be entitled to an injunction restraining her from violating the provisions of this Paragraph. Notwithstanding the foregoing, nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach. For purposes of this Paragraph, “Information” includes any and all verbal or written materials, documents, information, products, recipes, formulas, processes, technologies, programs, trade secrets, customer lists or other data relating to the business, and operations of the Corporation and/or its subsidiaries or other Affiliates.

12.                                 Superseding Agreement. This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

13.                                 Agreement Amendments.  Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing, approved by the Board of Directors or the Compensation Committee of the Board of Directors, and signed by the Chairperson of the Board of Directors, the Chairman of the Compensation Committee or the Chief Executive Officer and Maskal.

14.                                 Invalidity or Unenforceability Provision.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions and this Agreement shall be construed in all aspects as if such invalid or unenforceable provision had been omitted.

15.                                 Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the Corporation and Maskal, their respective successors and permitted assigns. The parties recognize and acknowledge that this Agreement is a contract for the personal services of Maskal and that this Agreement may not be assigned by her nor may the services required of her hereunder be performed by any other person without the prior written consent of the Corporation.

16.                                 Governing Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.  Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Code section 409A so as not to subject Maskal to the payment of any tax penalty or interest under such section.

17.                                 Enforcing Compliance. If Maskal needs to retain legal counsel to enforce any of the terms of this Agreement either as a result of noncompliance by the Corporation or a legitimate dispute as to the provisions of the Agreement, then any fees incurred in such expense by Maskal shall be reimbursed wholly and completely by the Corporation if Maskal prevails in such legal proceedings.

18.                                 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective when delivered, if delivered in person, or upon receipt if mailed by overnight courier or by certified or registered mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below, or at such other addresses as the parties may designate by like written notice:

To the Corporation at:	B&G Foods, Inc
Four Gatehall Drive
Suite 110
Parsippany, NJ 07054
Attn: General Counsel

To Maskal at:	her then current address included in the employment records of the Corporation

19.                                 Other Terms Relating to Code Section 409A.  Maskal’s right to Salary Continuation, right to Other Benefits, and right to reimbursements under this Agreement each shall be treated as a right to a series of separate payments under Treasury Regulation section 1.409A-2(b)(2)(iii).

(a)                                  Reimbursements.  Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:

(i)                                     The reimbursement of any expense shall be made not later than the last day of Maskal’s taxable year following Maskal’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date).  The right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(ii)                                  Any reimbursement made under Section 7(a)(i)(2), 7(d), 7(e) or 9 for expenses for medical coverage purchased by Maskal, if made during the period of time Maskal would be entitled (or would, but for such reimbursement, be entitled) to continuation coverage under the Corporation’s medical insurance plan pursuant to COBRA if Maskal had elected such coverage and paid the applicable premiums, shall be exempt from Code section 409A and the six-month delay in payment described below pursuant to Treasury Regulation section 1.409A-1(b)(9)(v)(B).

(iii)                               Any reimbursement or payment made under Section 7(a)(i)(2), 7(d), 7(e) or 9 for reasonable expenses for outplacement services for Maskal shall be exempt from Code section 409A and the six-month delay in payment described below pursuant to Treasury Regulation section 1.409A-1(b)(9)(v)(A).

(b)                                 Short-Term Deferrals.  It is intended that payments made under this Agreement due to Maskal’s termination of employment that are not otherwise subject to Code section 409A, and which are paid on or before the 15th day of the third month following the end of Maskal’s taxable year in which her termination of employment occurs, shall be exempt from compliance with Code section 409A pursuant to the exemption for short-term deferrals set forth in Treasury Regulation section 1.409A-1(b)(4).

(c)                                  Separation Pay Upon Involuntary Termination of Employment.  It is intended that payments made under this Agreement due to Maskal’s involuntary termination of employment under Section 7(a)(i)(2), 7(d), 7(e) or 9 that are not otherwise exempt from compliance with Code section 409A, and which are separation pay described in Treasury Regulation section 1.409A-1(b)(9)(iii), shall be exempt from compliance with Code section 409A to the extent that the aggregate amount does not exceed two times the lesser of (i) Maskal’s annualized compensation for her taxable year preceding the taxable year in which her termination of employment occurs and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for the year in which the termination of employment occurs.

(d)                                 Six-Month Delay.  Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of Maskal’s employment that are subject to Code section 409A (“Covered Payment”) shall be delayed for six months following such termination of employment if Maskal is a “specified employee” on the date of her termination of employment.  Any Covered Payment due within such six-month period shall be delayed to the end of such six-month period.  The Corporation will increase the Covered Payment to include interest payable on such Covered Payment at the interest rate described below from the date of Maskal’s termination of employment to the date of payment.  The interest rate shall be determined as of the date of Maskal’s termination of employment and shall be the rate of interest then most recently published in The Wall Street Journal as the “prime rate” at large U.S. money center banks.  The Corporation will pay the adjusted Covered Payment at the beginning of the seventh month following Maskal’s termination of employment. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this subsection is not administratively practicable due to events beyond the control of Maskal (or Maskal’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Code section 409A and the Treasury Regulations thereunder.  In the event of Maskal’s death during such six-month period, payment will be made or begin, as the case may be with respect to a particular payment, in the payroll period next following the payroll period in which Maskal’s death occurs.

For purposes of this Agreement, “specified employee” means an employee of the Corporation who satisfies the requirements for being designated a “key employee” under Code section 416(i)(1)(A)(i), (ii) or (iii), without regard to Code section 416(i)(5), at any time during a calendar year, in which case such employee shall be considered a specified employee for the twelve-month period beginning on the next succeeding April 1.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Corporation and Maskal have executed this Agreement as of the day and year first above written.

B&G FOODS, INC.

/s/ David L. Wenner
Name: David L. Wenner
Title: President and Chief Executive Officer

VANESSA E. MASKAL

/s/ Vanessa E. Maskal